Exhibit 10.37

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 28th day of April, 2008, by and between Toby A. Arnheim, on behalf of myself and my heirs, personal representatives, executors, administrators and assigns (hereinafter, “Employee”) and the Mohegan Tribal Gaming Authority (hereinafter, “MTGA”), on its behalf and on behalf of its affiliates, successors, or assigns.

RECITALS

A. MTGA is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe, owners and operators of, among other things, the Mohegan Sun, a Class III gaming casino located on the Mohegan Reservation and operated under the authority of the National Indian Gaming Commission and the Indian Gaming Regulatory Act and pursuant to a Compact with the State of Connecticut; and

B. MTGA, as an instrumentality of the Mohegan Tribe of Indians of Connecticut, is a sovereign Indian tribal entity that is immune from unconsented suit; and

C. MTGA is willing to waive its sovereign immunity for the purposes and to the extent set forth herein, in consideration for Employee’s agreement to perform Employee’s obligations and duties as an employee of MTGA as such obligations and duties may be established, modified, or assigned by the President and CEO of MTGA (or his authorized designee) as per this Agreement; and

D. MTGA acts with respect to its employees exclusively through its President and CEO, in whom is vested sole legal authority to make decisions with respect to Employee’s employment, the terms and conditions of Employee’s employment and the continuation and/or termination of Employee’s employment; and

E. Employee has experience in the construction industry including managing, supervising and overseeing the design, construction, final program elements and completion of new projects , expansions, upgrades renovations, developments of existing projects, new developments, master plans and such other projects relating to improvements to real property as well as all appurtances thereto; and

F. MTGA desires and intends to employ the Employee as Senior Vice President of Construction as per the position description attached hereto and incorporated herein by reference as Exhibit A (hereinafter, “Position”) including those project or projects as may be assigned by MTGA from time to time and pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the incorporation of the above Recitals and of such other consideration the receipt and sufficiency of which each of the parties hereto acknowledges, Employee and MTGA agree as follows:

1. DEFINITIONS As used in this Agreement:

1.1 “MTGA” means the Mohegan Tribal Gaming Authority, its successors and assigns, affiliates, and/or any organizations or businesses controlled by it.

1.2 “Conflicting Organization” means Employee and/or in affiliation with any person, group of persons, entity or organization which is engaged in or is about to become engaged in the design, development, administration, operation or marketing of a gaming casino in competition with MTGA.

1.3 “Base Salary” means Employee’s regular salary as established by the President and CEO and paid in regular periodic installments, subject to normal withholding and any deductions required by applicable law, and does not include any bonuses or additional compensation of any kind.

1.4 “Non-Compete Area” means the States of Connecticut, Rhode Island, Massachusetts, New Jersey and New York

2. EMPLOYEE COVENANTS

2.1 Employee shall not without the express prior written permission of the President and CEO of MTGA, during the duration of the term of this Agreement as the same may be otherwise extended and for a period of twelve (12) months following the termination of this Agreement for any reason or no reason:

(a) directly or indirectly engage in the gaming industry within the Non-Compete Area;

(b) contact for the purpose of soliciting business any person or entity who was at any time a patron of or vendor or supplier to MTGA;

(c) perform services of any kind for any person or entity that was at any time a patron of or vendor or supplier to MTGA; or

(d) directly or indirectly hire or offer to hire any employee or independent contractor of MTGA, or contact or solicit, directly or indirectly, any employee or independent contractor of MTGA for the purpose of recruiting such employee or independent contractor for employment or retention for another employer.

2.2 Employee further covenants and agrees that in the event that Employee voluntarily terminates such Employee’s employment by resignation, Employee shall deliver written notice of termination at least sixty (60) days in advance of said termination date to the President and CEO. Employee understands and acknowledges that should Employee exercise Employee’s right to terminate, Employee’s covenants as set forth in this Agreement including those set forth in 2.1 above remain in full force and effect for the duration and within the Non-Compete Area as set forth herein.

2.3 Employee acknowledges that Employee’s skills are transferable or applicable to industries or entities which are not in competition with MTGA and/or that Employee may engage in the gaming industry outside the Non-Compete area, so that these covenants against competition with MTGA contained herein will not prevent Employee from earning a living. Employee understands that Employee may make a written request to the President and CEO of MTGA for a waiver of any of the provisions of this Paragraph 2, and that the decision of the President and CEO in response to any such request for such a waiver shall be final and shall not be subject to an appeal or review in any forum.

2.4 Employee also covenants that Employee is legally authorized to work in the United States and has the proper identification or proof as required by law. Furthermore Employee acknowledges that this Agreement is contingent upon Employee’s submission to the State of Connecticut of the required forms and accurate disclosures and Employee’s receipt of a temporary gaming license by the State of Connecticut Department of Revenue Services and the fulfillment of all other requirements of the State of Connecticut to which Employee is subject.

3. TERM

The Agreement will commence on April 28, 2008 and continue for a period of three (3) years through April 30, 2011 (“Original Term”) and thereafter upon a year to year basis upon the mutual consent of the parties to be determined 60 days prior to the expiration of the original 3 year term or each yearly .renewal, if any (“Term”), unless otherwise earlier terminated in accordance with the terms and conditions set forth herein.

4. COMPENSATION

4.1 All payments of Base Salary and other compensation or benefits to be provided to Employee shall be payable in accordance with MTGA’s ordinary payroll practices, subject to normal withholding and any deductions required by applicable law as the same may be changed from time to time and in accordance with MTGA’s policies and procedures except as otherwise specifically set forth herein.

(a)	During the Term of this Agreement, MTGA shall compensate Employee a base salary (“Base Salary”) at the annual rate of $500,000 payable in installments as per MTGA’s regular periodic payments subject to deductions and withholding all in accordance with applicable law and the terms contained herein.

(b)	Employee’s Base Salary may be subject to increase subject to MTGA’s policies and procedures regarding salary review, performance and financial criteria and increases, if any, then in effect for employees similarly situated to Employee as the President and CEO shall determine in his sole discretion.

(c)	During the Term of this Agreement, the Employee shall also receive travel and expense reimbursements in accordance with MTGA’s policies and procedures then in effect, and which may be amended from time to time.

(d)	During the Term of this Agreement, Employee shall receive a car allowance and living allowance of $6000.00 pet month applying the standard gross up formula. Employee recognizes that this allowance is not considered base pay or used to calculate bonuses or any other benefits that may be granted by MTGA to its employees.

(e)	During the term of this Agreement, Employee shall be eligible to participate in the bonus program established by the President and CEO with respect to other employees involved in construction management and/or construction supervision, which bonus program is a separate bonus program and not the bonus program, if any, generally made available to other MTGA executive management employees. This bonus program will be established and implemented based on Employee’s Position and completion of its duties and responsibilities using such factors as Employee’s adherence to the schedules contained in the budget(s) for the projects to be worked on by Employee, which will account for approximately 33% of the total bonus, meeting the budget(s) for said project(s) and/or the particular project or projects included in those duties and responsibilities assigned to Employee, which will account for approximately 33% of the total bonus and adhering to life safety policies and procedures, team work, leadership and such other criteria to be developed by MTGA for employees similarly situated to Employee, which will account for the remaining 33% of the total bonus with all such factors and criteria to be approved by the President and CEO in his sole and absolute discretion. Subject to the final approved bonus plan, incremental payments will be made annually with 25% of the total pool payable in year 1 and again in year 2 with the remaining 50% payable at the conclusion of the third year when final accounting of Project Horizon is complete. Employee acknowledges that Employee is not entitled to participate in any other bonus or incentive programs that maybe available to other employees of MTGA. In order to receive this bonus as described herein, Employee must be a current employee of MTGA, shall not have given notice of an intent to resign or terminate such Employee’s employment on or prior to the date the bonus is to be paid or is not subject to termination of employment by MTGA or otherwise subject to an investigation or other disciplinary proceeding.

(i)	MTGA anticipates that the bonus to which Employee is subject will be up to approximately 100% of the Employee’s Base Salary from a pool that will consist of a portion of the annual salaries of those employees similarly situated to Employee as well as such other factors as the President and CEO of MTGA shall determine in his sole discretion. Upon the finalization of the bonus program such program will be deemed to be a part this Agreement. Employee shall also be entitled to periodic payments of such bonus and remainder paid upon the completion of the project or projects as the President and CEO shall determine.

(e)	Employee will be also entitled to be reimbursed for relocation and recruitment expenses (“Relocation Expenses”) up to Fifteen Thousand Dollars ($15,000) net in addition to Employee’s actual cost of the relocation of Employee’s personal or household goods in accordance with MTGA’s Relocation and Reimbursement Policy attached hereto as Exhibit B. This reimbursement to Employee is contingent upon Employee not resigning from Employee’s Position or otherwise terminating Employee’s employment by Position abandonment or otherwise prior to the expiration of the Term or twelve months, whichever is the earlier to occur (the “Amortization Period”). In the event the above occurs, Employee is required upon the termination or resignation date as described herein, reimburse Employer a portion of the Relocation Expenses equal to the unamortized portion of such Relocation Expenses, which Expenses will be amortized over a strait line basis over the Amortization Period. By way of an example if the Term of Employee’s Agreement is for 11 months and Employee receives reimbursement for Relocation Expenses in the amount of $9,000, if Employee resigns after 8 months, Employee shall be required to reimburse Employer $2,454.55 as the unamortized value of the Relocation Expenses amortized on a strait line basis over the Amortization Period, which in this example is a period of 11 months. Upon the termination of Employee’s Employment as described herein, Employee agrees to repay Employer and furthermore authorizes Employer to deduct from any wages or other sums or compensation due and owing to Employee hereunder the amount of the unamortized portion of said Relocation Expenses.

(f)	MTGA and Employee acknowledge that such compensation and the other covenants and agreements of MTGA contained herein are fair and adequate compensation for the Employee’s services and for the mutual promises described herein.

(g)	Employee acknowledges and agrees that any employee benefits provided to the Employee by MTGA incident to Employee’s employment are governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents or policies.

5. RESPONSIBILITIES

5.l Employee acknowledges and agrees that Employee shall be employed in the location set forth in Employee’s Position description and shall perform such services in such other locations, if any, as Employer may direct. Employee agrees to devote Employee’s best efforts and all of Employee’s working time to such Employee’s Position with MTGA. Employee shall not engage in any additional employment or perform any other services for any third party without the prior written approval of MTGA, which consent can be granted or withheld in MTGA’s sole discretion

5.2 The Employee acknowledges and agrees that the duties and responsibilities of the Employee required by the Position are wholly within the discretion of the Executive Vice President and Chief Operating Officer and/or such other individual(s) as the President and CEO may designate, which duties and responsibilities may be modified, or new duties and responsibilities may be imposed by MTGA consistent with the Position and/or the description of job duties and responsibilities.

5.3 Employee agrees that. during Employee’s employment, and continuing for a reasonable period after Employee’s termination of employment with MTGA, Employee will cooperate with and assist MTGA in defense of any claims that may be made against MTGA, and will cooperate with and assist MTGA in the prosecution of any claims that may be made by MTGA, to the extent that such claims may relate to the services performed by Employee hereunder. MTGA agrees to reimburse Employee for all of Employee’s reasonable out-of-pocket expenses associated with such assistance and cooperation, including travel expenses.

5.4 Employee understands and agrees that all records, material and information obtained by Employee about MTGA shall at all times be treated and maintained in confidence and shall remain the exclusive property of MTGA during and following the Term of Employee’s employment with the MTGA. Employee further agrees that Employee shall at all times adhere to all policies, standards and procedures as established by MTGA for protecting the confidentiality of information and records, including but not limited to trade secrets and will not use such confidential information for its own use or for the benefit of any other party. This provision shall survive the expiration or other termination of this Agreement.

5.5 Employee further understands that upon the termination of Employee’s employment with MTGA, Employee will return to and leave with MTGA all documents, records and notebooks concerning the business of the MTGA, including copies thereof, then in Employee’s actual or constructive possession, whether prepared by Employee or by others. Furthermore, Employee will not duplicate such materials or use any such materials for Employee’s own use or the use of another person, corporation or entity at any time, either during or following the Term hereof. This provision shall survive the expiration or other termination of this Agreement.

6. TERMINATION

6.1 Employee acknowledges and agrees that the President and CEO or his designee has the right to terminate this Agreement, for any reason or no reason, by providing Employee with ten (10) days prior written notice of termination or payment in lieu of such compensation during such notice period. If the Agreement is terminated by Employee and not by MTGA, except as otherwise set forth herein, MTGA is not obligated to pay Employee compensation during such notice period unless MTGA elects to have Employee continue in such Employee’s employ during such period and only for the number of days MTGA elects to have Employee continue in such employ. However, if the Agreement is terminated by MTGA without “good cause” as defined below, MTGA covenants and agrees to provide Employee, the ten (10) day compensation period along with the severance pay as described in Paragraph 7 herein.

6.2 The Employee acknowledges and agrees that MTGA may terminate this Agreement at any time, without notice, for any ‘good cause’ to include but not be limited to the following:

a.	The Employee’s violation of MTGA’s policies, including, but not limited to, Employee’s violation of the standards of personal conduct as set forth in Mohegan Sun Policy #27, as the same may be amended from time to time or if such policy is replaced, such replacement policy;

b.	Employee’s breach of any of the covenants contained herein, including Employee’s covenants not to compete and not to solicit MTGA’s employees or independent contractors to work or provide services for another;

c.	Employee’s conviction of a felony or a misdemeanor or any crime involving moral turpitude; or

d.	Employee’s misconduct in the course and scope of Employee’s employment including theft, misappropriation of MTGA property, dishonesty or fraud;

e.	A knowing violation of any law or regulation resulting in adverse consequences to MTGA;

f.	Employee’s engagement, directly or indirectly, in a conflict of interest;

g.	Employee’s failure or refusal to follow the directives of the Executive Vice President and Chief Operating Officer or the President and CEO; or

h.	The failure of Employee to maintain or obtain gaming and or other license(s) necessary for Employee to function and operate in the jurisdictions where Employee’s duties and responsibilities of the Position are to be performed or in other jurisdictions where MTGA may direct Employee to perform services.

Employee understands that the forgoing is merely illustrative of grounds of “good cause” termination, and is not an exclusive or exhaustive list.

Employee understands that Employee has a right to a rudimentary hearing prior to the termination of such Employee’s termination of employment for cause, at which hearing Employee shall be afforded an opportunity to present reasons to the President and CEO or his designee why the termination should not be imposed. However, Employee understands that any such hearing shall be subject to such limitations in time and scope that the MTGA may impose and is subject to the limited review and the limitation of damages or ‘Remedies” that are specifically set forth herein. Employee specifically and unconditionally waives all other rights and remedies.

In the event that Employee is terminated by MTGA for “good cause” MTGA shall only be required to pay Employee those amounts due to Employee up through the date of termination, and Employee shall not be entitled to receive any other compensation in the form of bonus, severance or otherwise.

6.3 REMEDIES

(a) Employee recognizes and acknowledges that if Employee violates the covenants and undertakings of this Agreement, Employee may cause MTGA irreparable injury and damage. Therefore, Employee agrees that should Employee violate this Agreement, MTGA may seek to enjoin Employee’s actions which are in breach of this Agreement and that MTGA is entitled to recover from Employee all of its reasonable costs and expenses, including reasonable attorney’s fees, incurred by or on behalf of MTGA in the enforcement of this Agreement or any part thereof and in its investigation of Employee’s violation of this Agreement, as well as any damages that may be proven to the satisfaction of a court of competent jurisdiction.

(b) Employee acknowledges that MTGA may disclose this Agreement to any entity with whom Employee becomes affiliated or employed following the termination of Employee’s employment with and by MTGA in order to enforce the restrictions contained herein regarding competition, solicitation and confidentiality.

(c) Employee understands that the Mohegan Tribe of Indians of Connecticut and MTGA have established the Mohegan Gaming Disputes Court on the Mohegan Reservation. Employee hereby expressly consents to the exercise of personal jurisdiction over Employee by the Mohegan Gaming Disputes Court.

(d) Employee understands and agrees that, since Employee is not restricted from traveling and relocating, MTGA may at its discretion bring an action to enforce this Agreement against Employee in any court that can assert personal jurisdiction over Employee, including but not limited to the Mohegan Gaming Disputes Court.

(e) Employee understands and agrees that any claim made by Employee that MTGA has breached its obligations under this Agreement may be asserted solely and exclusively in the Mohegan Gaming Disputes Court. In order to permit the Mohegan Gaming Disputes Court to assert subject matter jurisdiction over such a claim, MTGA hereby grants a limited waiver of its sovereign immunity and consents to suit by Employee for enforcement of MTGA’s obligations under this Agreement but limits said waiver so that the maximum amount Employee may recover is twelve (12) months of base pay to be paid to Employee at normal intervals subject to withholding and $25,000 in a lump sum payment subject to withholding, and MTGA shall not be liable for any additional or consequential damages or compensation of any kind or nature.

7. SEVERANCE

Employee and MTGA acknowledge and agree that, if MTGA elects to terminate this Agreement at any time prior to the expiration of the Term, for any reason other than “good cause” as defined above, Employee shall, in addition to such compensation that has already accrued to Employee, be entitled to severance pay. Such severance pay shall be equal to the lesser of (i) the amount that would have been payable to Employee had this Agreement continued through the expected expiration date of the Original Term or (ii) twelve (12) months pay based on Employee’s Base Salary, either of which are subject to normal withholding and deductions and $25,000 in a lump sum amount, also subject to withholding.

8. SEVERABILITY

The parties acknowledge and agree that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, the parties acknowledge and agree that, in the event any covenant and/or provision of this Agreement is determined lobe unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable. If invalidity or unenforceability is due to the unreasonableness of the time or the geographical areas covered by Paragraph 2, such provisions shall be effective for whatever length of time and within such area as a court of competent jurisdiction deems appropriate.

9. EFFECT OF WAIVERS

The failure of MTGA to insist upon strict adherence to one or more or all of the covenants and restrictions set forth above, on one or more occasions, or the failure to insist upon strict adherence by another MTGA employee who is a party to an agreement similar to this Agreement, shall not be construed as a waiver of MTGA’s right to require strict compliance with any or all of such covenants or restrictions.

10. APPLICABLE LAW

This Agreement shall be governed for all purposes by the Constitution and laws of the Mohegan Tribe of Indians of Connecticut.

11. ACKNOWLEDGEMENT

11.1 Employee acknowledges that Employee has had an opportunity to review a copy of this Agreement prior to signing it and has carefully read and understands all of the terms stated in this Agreement.

11.2 Employee further acknowledges and understands that Employee must sign and abide by this Agreement in order to be eligible to receive the consideration described in this Agreement.

12. AMENDMENTS

This Agreement may only be amended by a written document signed by the President and CEO and Employee. In the event that substantial modification to Employee’s Position, work assignment, location of the performance of Employee’s duties and responsibilities, working hours, title, or other material change in the terms and conditions of Employee’s employment, is requested, such request shall be directed to the President and CEO, who has the sole authority to grant or deny any such requested changes. The decision of the President and CEO shall be final. Employee acknowledges that Employee’s covenants not to compete will remain in full force and effect regardless of any modifications of the terms and conditions of this Agreement.

13. NOTICES

Any notice required or permitted under this Agreement shall be in writing and shall be sent certified mail, return receipt requested or by next day mail service by a recognized national overnight service addressed as follows:

Employer:	The Mohegan Tribal Gaming Authority
One Mohegan Sun Way
Uncasville, CT 06382
Attention: Executive Vice President and Chief Operating Officer With a copy to the President and CEO at the address set forth above

Employee:

14. ENTIRE AGREEMENT

Both parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the parties; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

The Mohegan Tribal Gaming Authority

/s/ Mitchell Grossinger Etess
Mitchell Grossinger Etess
President and CEO

/s/ Toby A. Arnheim
Employee Signature

Toby A. Arnheim
Printed Name of Employee

April 22, 2008
Date